CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                 Exhibit 23.1


All American Semiconductor, Inc.


We hereby consent to the incorporation in the Company's previously filed Registration Statements on Form S-8 (No. 033-75228 filed February 11,1994 and No. 333-58860 filed April 13, 2001) of our report dated February 15, 2002, except as to Note 11, the date of which is March 4, 2002, and Note 9, the date of which is March 29, 2002, relating to the consolidated financial statements of All American Semiconductor, Inc. and Subsidiaries included in this Form 10-K for the fiscal year ended December 31, 2001 and to the reference to our firm under the caption "Experts" in such Registration Statements.




/s/ LAZAR LEVINE & FELIX LLP
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LAZAR LEVINE & FELIX LLP
New York, New York
March 29, 2002